Exhibit 99.2

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES SECOND QUARTER 2018 UNAUDITED CONSOLIDATED FINANCIAL RESULTS

August 8, 2018 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its financial results for the second quarter of 2018.

Second Quarter 2018 Summary and Recent Developments

•	Revenue of $16.9 million, compared to $13.6 million in Q2 2017

•	Gross loss of $5.1 million, or -30.3% of revenues, compared to $1.0 million, or -7.5% of revenues, in Q2 2017

•	Adjusted gross (loss) profit, a non-GAAP measure, of $(2.8) million, or -16.7% of revenues, compared to $1.9 million, or 14.2% of revenues, in Q2 2017

•	Net loss attributable to SAExploration of $33.4 million, compared to $17.9 million in Q2 2017

•	Adjusted EBITDA, a non-GAAP measure, of $(7.6) million, compared to $(3.8) million in Q2 2017

•	Pro forma contracted backlog, including the effects of the Geoknetics acquisition, of $80.0 million through 2019 and $491.8 million of bids outstanding as of June 30, 2018

•	Subsequent to June 30, 2018, acquired substantially all of the assets of Geokinetics in a transformative and accretive transaction for $19.4 million

•

Initiated a comprehensive strategy to recapitalize balance sheet and improve liquidity through series of transactions, including upsizing credit facility to $30.0 million, repaying $1.9 million of stub notes, and converting 8% Series A preferred stock into common stock and warrants

•

Began process to simplify capital structure further and meaningfully reduce interest expense through an anticipated private placement of $50.0 million 6% convertible notes due 2023 with proceeds to be used to repay certain existing credit facilities and provide working capital

Jeff Hastings, Chairman and CEO of SAE, commented, “The second quarter was a very transformative period for our company. While activity in many of our markets remained historically low, we chose this time to focus on our positioning within the industry and bringing our capital structure to a level that will substantially improve our competitiveness as market conditions begin to improve. In an effort to increase our overall exposure to new activity and expedite our return to growth, we embarked on a transformative transaction where we acquired substantially all of the assets of Geokinetics. Perhaps more importantly, the valuation at which these assets were acquired creates meaningful upside on multiple levels, in both the near-term and in the long-run. Our rationale for this acquisition centered on three objectives: capture equipment synergies through a reduction in rental expense, gain immediate access to new and complementary markets, and add new service capabilities to increase value to our customers.”

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Mr. Hastings continued, “Since 2006, we have pioneered an asset-light model to great benefit. However, this approach also sacrificed cash generation as a result of higher rental costs. In this prolonged market downturn and at current pricing levels, we can no longer afford to exchange cash generation for flexibility with capital expenditures. Additionally, our potential cash generation in the future when growth in activity returns will be positively affected by eliminating the need to most often rent equipment. This strategic transaction also broadens our geographic reach and positions us to efficiently pursue and capitalize on new opportunities. As illustrated by the immediate improvement in our contracted backlog, we expect having access to unconventional resource plays in the Lower 48 will diversify our historically conventional-focused, internationally-leveraged footprint and present new markets. We are also excited to gain the data processing software and capabilities that Geokinetics has spent years developing. In addition to data processing as a stand-alone service, we believe we have an advantage in being able to offer incremental value to our customers by extending our proven single-provider approach offering start-to-finish in-house logistics and data acquisition capabilities to include data processing and interpretation services utilizing cutting edge software and expertise.”

Mr. Hastings concluded, “We also recently initiated certain interrelated transactions to simplify our capital structure, improve liquidity and reduce interest expense, so that we are appropriately positioned to maximize stockholder value once we are able to fully realize the expected benefits from the Geokinetics acquisition. The conversion of our Series A Preferred Stock will simplify our equity structure and eliminate the dividend payable that was accruing at an 8% rate annually. Additionally, the new $50 million convertible notes we hope to issue will allow us to repay certain credit facilities with new 6% paper with a longer-term maturity in 2023. While currently subject to legal challenges, the State of Alaska has authorized issuing bonds to repurchase outstanding Tax Credits. As a result, over the next eighteen months, or possibly earlier, we hope to be in a position where our net debt is below $60 million. We believe this strategic acquisition and the related capital structure transactions, along with the continued support of our employees and key stakeholders, will enable us to achieve our goal of leveraging SAE’s best-in-class operational history to become the market leader in onshore data acquisition and processing services worldwide.”

Second Quarter 2018 Results

SAE reported revenues of $16.9 million for the second quarter of 2018, a 54.5% decrease from the first quarter of 2018 but a 24.5% increase from the second quarter of 2017. The decrease from the first quarter of 2018 was due to less projects in North America offset by an increase in projects in Colombia. The increase from the second quarter of 2017 was due to more projects in North America and Colombia offset by no projects in Bolivia and New Zealand.

SAE reported adjusted gross loss of $2.8 million for the second quarter of 2018 compared with adjusted gross profit of $11.1 million for the first quarter of 2018 and adjusted gross profit of $1.9 million for the second quarter of 2017. Adjusted EBITDA was $(7.6) million for the second quarter of 2018 compared with $6.0 million for the first quarter of 2018 and $(3.8) million for the second quarter of 2017. Both adjusted gross loss and adjusted EBITDA in the second quarter of 2018 were negatively impacted by less favorable pricing when taking into account the fixed costs involved in our projects. Adjusted gross (loss) profit and adjusted EBITDA are non–GAAP financial measures and are described in the attached tables under “Non–GAAP Measures.”

For the second quarter of 2018, SAE reported a net loss of $33.3 million, or $2.24 basic and diluted loss per share, compared with a net loss of $1.5 million, or $3.79 basic and diluted loss per share for the first quarter of 2018. For the second quarter of 2017, SAE reported a net loss of $17.8 million, or $1.91 basic and diluted loss per share.

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During the second quarter of 2018, SAE recorded a provision for doubtful accounts in the amount of $19.0 million related to its long-term $78.1 million account receivable with a customer in Alaska. Based on assumptions made regarding the State of Alaska’s ability to issue bonds to repurchase outstanding Tax Credits, the length of time until the bonds could be issued, the data that SAE expects it wants to remain confidential, and the likelihood of a discounted adjustment on its one remaining pending Tax Credit application, SAE determined that it is reasonable to estimate that it will receive approximately $56.5 million in proceeds from the State of Alaska’s issuance of bonds. Additionally, SAE believes it will be successful in its ability to monetize approximately $2.7 million of existing Tax Credits in the secondary market at a small discount to face value. Please refer to Note 3 to the Unaudited Consolidated Financial Statements, along with additional disclosures included in SAE’s Form 10-Q filed for the period ended June 30, 2018 for additional details.

As of June 30, 2018, cash and cash equivalents totaled $4.5 million, working capital was $2.0 million, total debt at face value, excluding net unamortized premiums or discounts, was $57.8 million, and total stockholders’ equity was $10.2 million.

Capital expenditures for the second quarter of 2018 were $0.6 million compared to $0.1 million in the second quarter of 2017. The low level of capital expenditures in both periods was primarily due to the continuation of unfavorable conditions in the oil and natural gas industry.

As of June 30, 2018, and including the effects of the Geokinetics asset acquisition completed after the end of the quarter, SAE’s pro forma backlog was $80.0 million and bids outstanding totaled $491.8 million. Approximately 96% of the backlog is comprised of data acquisition projects and the remainder is comprised of data processing projects. Additionally, approximately 96% of the data acquisition projects are located in North America, split primarily between Alaska and the Lower 48. SAE currently expects to complete approximately 40% of the projects in its pro forma backlog as of June 30, 2018 during the remainder of 2018, with the remainder scheduled to be performed during 2019. The estimations of realization from our backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.

Investor Conference Call

SAE will host a conference call on Thursday, August 9, 2018 at 10:00 a.m. Eastern Time to discuss its unaudited consolidated financial results for the second quarter ended June 30, 2018. During this call, SAE will also provide a comprehensive update on its acquisition of Geokinetics’ assets and other related matters. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). In addition to the audio portion of the call, SAE Management will be conducting an investor presentation, which can be accessed live during the conference call by registering at https://edge.media-server.com/m6/p/rhruq4xx.

To listen to the call and follow the presentation live, please go to the website at least 15 minutes early to register and download any necessary audio software. The investor presentation and a replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website at www.saexploration.com.

About SAExploration Holdings, Inc.

SAE is an internationally–focused oilfield services company offering a full range of vertically–integrated seismic data acquisition and logistical support services in North America, South America, West Africa and Southeast Asia to the oil and natural gas industry. Our services include the acquisition of 2D, 3D, time–lapse 4D and multi–component seismic data on land, in transition zones between land and water, and offshore in depths reaching 3,000 meters. In addition, SAE offers a full suite of logistical support and in–field data processing services, such as program design, planning and permitting, camp services and infrastructure,

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surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue–chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and natural gas exploration companies. Operations are supported through a multi–national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil and New Zealand. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward–Looking Statements

This press release contains certain “forward–looking statements” within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward–looking statements include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Finance

(281) 258-4400

rabney@saexploration.com

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue from services	$16,883	$13,559	$54,006	$99,728
Cost of services	19,710	11,629	45,715	69,403
Depreciation and amortization expense	2,295	2,947	4,716	6,198

Gross (loss) profit	(5,122)	(1,017)	3,575	24,127
Selling, general and administrative expenses	25,763	6,358	32,140	12,875

Operating (loss) income	(30,885)	(7,375)	(28,565)	11,252
Other (expense) income, net:
Interest expense, net	(2,346)	(8,561)	(5,487)	(16,919)
Foreign exchange loss, net	(2,005)	(1,347)	(2,179)	(1,036)
Other income (expense), net	9	(72)	154	(85)

Total other expense, net	(4,342)	(9,980)	(7,512)	(18,040)
Loss before income taxes	(35,227)	(17,355)	(36,077)	(6,788)
Income taxes	(1,881)	485	(1,257)	2,225

Net loss	(33,346)	(17,840)	(34,820)	(9,013)
Less: net income attributable to noncontrolling interest	59	65	894	2,047

Net loss attributable to SAExploration	$(33,405)	$(17,905)	$(35,714)	$(11,060)

Basic and diluted loss per common share	$(2.24)	$(1.91)	$(6.46)	$(1.18)

Weighted average common shares outstanding (basic and diluted)	14,981	9,359	12,830	9,359

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CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,525	$3,613
Restricted cash	16	41
Accounts receivable, net of allowance for doubtful accounts of $145 and $12, respectively	12,564	6,105
Deferred costs on contracts	489	2,107
Prepaid expenses and other current assets	4,542	6,395

Total current assets	22,136	18,261
Property and equipment, net of accumulated depreciation of $76,428 and $72,649, respectively	28,783	32,946
Goodwill	1,751	1,832
Intangible assets, net of accumulated amortization of $781 and $732, respectively	593	671
Long–term accounts receivable, net of allowance of $18,985 and $0, respectively	59,117	78,102
Deferred income taxes	4,949	4,592
Other assets	3,855	5,534

Total assets	$121,184	$141,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,432	$4,551
Accrued liabilities	7,444	6,311
Income and other taxes payable	5,268	7,887
Current portion of long–term debt	—	995
Deferred revenue	—	1,477

Total current liabilities	20,144	21,221
Long–term debt, net	57,425	120,298
Other long–term liabilities	623	608
Commitments and contingencies
Mezzanine equity – Series A preferred stock, 32, 788 shares outstanding	32,788
Stockholders’ equity:
Common stock, 15,231,852 and 9,424,334 shares outstanding, respectively	2	1
Additional paid-in capital	177,021	133,741
Accumulated deficit	(168,726)	(133,306)
Accumulated other comprehensive loss	(3,269)	(5,082)
Treasury stock, at cost, 363,361 and 38,024 shares outstanding, respectively	(288)	(113)

Total stockholders’ equity attributable to SAExploration	4,740	(4,759)
Noncontrolling interest	5,464	4,570

Total stockholders’ equity	10,204	(189)

Total liabilities and stockholders’ equity	$121,184	$141,938

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss	$(33,436)	$(17,840)	$(34,820)	$(9,013)
Other comprehensive loss:
Foreign currency translation adjustment	1,225	(7)	1,813	(72)

Comprehensive loss	(32,121)	(17,847)	(33,007)	(9,085)
Less: comprehensive income attributable to noncontrolling interest	59	65	894	2,047

Comprehensive loss attributable to SAExploration	$(32,180)	$(17,912)	$(33,901)	$(11,132)

REVENUE FROM SERVICES BY REGION

(In thousands)

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
North America	$4,760	28.2%	$1,431	10.6%	$32,439	60.1%	$47,795	47.9%
South America	12,123	71.8%	10,724	79.1%	21,567	39.9%	12,495	12.5%
Southeast Asia	—	—%	1,398	10.3%	—	—%	4,266	4.3%
West Africa	—	—%	6	0.0%	—	—%	35,172	35.3%

Total	$16,883	100.0%	$13,559	100.0%	$54,006	100.0%	$99,728	100.0%

Non–GAAP Measures

We define Adjusted EBITDA as net loss plus interest expense, income taxes, depreciation and amortization, provision for doubtful accounts, non–cash equity–based compensation, gain on disposal of property and equipment, foreign exchange loss, (gain) on extinguishment of long-term debt, and certain non–recurring expenses. Adjusted Gross (Loss) Profit is defined as gross (loss) profit plus depreciation and amortization expense related to cost of services.

Adjusted EBITDA is used by our management as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period–over–period changes in our operational cash flow performance.

Our management uses Adjusted Gross (Loss) Profit as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit in the same manner.

Adjusted EBITDA and Adjusted Gross (Loss) Profit are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for any other measure of financial performance or liquidity presented in accordance with GAAP. In addition, our calculations of Adjusted EBITDA and Adjusted Gross (Loss) Profit may not be comparable to EBITDA, gross profit or other similarly titled measures utilized by other companies since such other companies may not calculate EBITDA, gross profit or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA and Adjusted Gross (Loss) Profit cannot be achieved without incurring the costs that the measure excludes.

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Reconciliation of Net Loss to Adjusted EBITDA

($ in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss	$(33,346)	$(17,840)	$(34,820)	$(9,013)
Interest expense, net	2,346	8,561	5,487	16,919
Income taxes	(1,881)	485	(1,257)	2,225
Depreciation and amortization expense (1)	2,369	3,044	4,868	6,400
Provision for doubtful accounts	19,120	—	19,120	—
Non–cash equity–based compensation	1,588	636	2,641	1,265
Gain on disposal of property and equipment, net	(4)	(87)	(185)	(83)
Foreign exchange loss, net (2)	2,005	1,347	2,179	1,036
Gain on extinguishment of long–term debt	—	—	(53)	—
Non–recurring expenses (3)(4)	183	68	436	180

Adjusted EBITDA	$(7,620)	$(3,786)	$(1,584)	$18,929

(1)

Additional depreciation and amortization expense not related to cost of services was $74 and $97 for the three months ended June 30, 2018 and 2017, respectively, and $152 and $202 for the six months ended June 30, 2018 and 2017, respectively

(2)	Includes both realized and unrealized foreign exchange transactions
(3)	In 2018, consists of various non–operating expenses incurred at the corporate location.
(4)	In 2017, consists of severance payments incurred in Peru and Alaska and various non–operating expenses incurred at the corporate location

Reconciliation of Gross (Loss) Profit to Adjusted Gross (Loss) Profit

($ in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Gross (loss) profit as presented	$(5,122)	$(1,017)	$3,575	$24,127
Depreciation and amortization expense (1)	2,295	2,947	4,716	6,198

Adjusted gross (loss) profit	$(2,827)	$1,930	$8,291	$30,325

(1)	Depreciation and amortization on equipment used in operations

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